Exhibit 5.1

                March 22, 2011

Chindex International, Inc.
4340 East West Highway
Bethesda, Maryland 20814

Re:  Chindex International, Inc. 2007 Stock Incentive Plan (the “Plan”)

Ladies & Gentlemen:

We have acted as counsel to Chindex International, Inc., a Delaware corporation (the “Company”), in connection with a Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), with respect to 600,000 shares (the “Shares”) of common stock, par value $.01 per share, of the Company issued or to be issued under the Company’s 2007 Stock Incentive Plan, as amended November 22, 2010 (the “Plan”).

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of the opinions set forth below.  In rendering our opinions set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies.  We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto other than the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that such agreements or instruments are the valid, binding and enforceable obligations of such parties.  As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and of public officials.

Based on the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance, delivery and payment or service in consideration therefor in accordance with the terms of the Plan and any agreements thereunder, will be validly issued, fully paid and nonassessable.

Our opinions expressed above are limited to the Delaware General Corporation Law, and we express no opinion with respect to the applicability of any other laws.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Securities and Exchange Commission.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of any facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinions expressed herein.  Our opinions are expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company, the Plan or the Shares.

                Very truly yours,

                /s/ Hughes Hubbard & Reed LLP